PowerCompute Regains Compliance with Nasdaq Minimum Bid Price Requirement

TAMPA, Fla., July 29, 2026 (GLOBE NEWSWIRE) -- PowerCompute, Inc. (NASDAQ: PWCM) (“PowerCompute” or the “Company”), a cryptocurrency mining and technology-based specialty finance company expanding into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced that the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) on July 27, 2026, indicating that the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2).

Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share. Nasdaq confirmed that the closing bid price of the Company’s common stock had met the applicable requirement for the required period and has advised the Company that the matter is now closed.

Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute, commented, “Regaining compliance with the continued listing requirements of Nasdaq and the preservation of our listing is paramount to the Company, given the credibility and exposure it offers. As our business progresses and gains momentum, we believe our listing is vital to our mission of enhancing shareholder value and strategically aligning the Company for ongoing success.”

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM) is a Bitcoin treasury and mining company and technology-based specialty finance expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, to maintain our listing on the Nasdaq Capital Market, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications
Philip Carlson
pcarlson@kcsa.com
212-896-1233